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                             EXHIBIT (10)H.(i)


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                                                             EXHIBIT (10)H.(i)

        THIS AGREEMENT dated April 2, 1981, between UNITED JERSEY BANKS, a New Jersey Corporation with its office at 90 Nassau Street, Princeton, New Jersey
(UJB) and T. JOSEPH SEMROD, 1700 Bedford, Oklahoma City, Oklahoma (Semrod).

        1. Employment. UJB hereby agrees to employ Semrod and Semrod hereby accepts employment, upon the terms and conditions set forth herein.

        2. Position. Semrod is employed as the president and chief executive officer of UJB, to perform such services in those capacities as are usual and customary for a bank holding company of the nature of UJB, as shall from time to time be established by the Board of Directors of UJB. Semrod shall devote his full time and attention to the business of UJB, and shall not during the term of the agreement be engaged in any other business activities. This paragraph shall not be construed as preventing Semrod from managing any investments of his which do not require any service on his part in the operation of the affairs of the entities in which the investments are made, nor preventing his service on any board of directors, with the prior approval of the UJB Board of Directors.

        3. Compensation. UJB shall pay to Semrod compensation for his services as follows:

              A. Salary. Base salary shall be at the rate of not less than $200,000.00 per annum, in equal bi-weekly installments, beginning on the date of commencement of employment and


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            payable on the regular payment dates of UJB.  The base salary shall be reviewed periodically to reflect the impact of inflation, performance and competitive compensation levels.

        B. Bonus. In lieu of any participation in the existing UJB bonus plan, at the time incentive bonuses are paid to other employees of UJB pursuant to that plan, and in any event no later than March 1 of the year following the calendar year for which the bonus is earned (the year 1981 and each calendar year thereafter being considered a bonus year for these purposes), a bonus equal to the greater of:

             i)  $25,000.00; or

            ii) 1.5% of UJB income in the bonus year, before securities transactions and extraordinary items, in excess of $15,000,000. The increase in income upon which the bonus is calculated shall be based upon the data as set forth in the annual report of UJB; provided however, that the amount of the bonus in any one year shall not exceed $225,000.

        C. Stock Appreciation Units. UJB shall issue to Semrod stock appreciation units (units)



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            which become available and are exercisable as set forth below.

             i) For each of the first five years Semrod is employed, as president and chief executive officer, beginning on the first day of his employment and on the anniversary date of his employment thereafter, UJB grants to Semrod 10,000 units, for a maximum of 50,000 units.

            ii) Each unit shall have a value at conversion equal to the appreciation of one share of UJB common stock as of the date of conversion, valued as the average price per share at the close of trading on the preceeding five trading days of the New York Stock Exchange, over the value of a share of stock as of the date of the issuance of the unit. The value of the share as of the date of the issuance of the unit shall be the average of the closing quotes on the New York Stock Exchange for each trading day in the 90 days immediately preceeding the April 1 next preceeding the date of issuance.



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               Appropriate adjustments shall be made for each stock split, reverse split, or stock dividend.

         iii) Each unit (in minimum multiples of 500 units) may be converted to cash, (payable by UJB within five days after receipt of the within notice to it) only during the period from the first day of the fourth year after its issuance to the last day of the sixth year after its issuance. Any units not converted during the specified time shall be automatically cancelled.

          iv) In the event of termination of the employment of Semrod due to his death, disability (as defined in the disability insurance program of UJB) or any reason other than for cause or other than the voluntary resignation of Semrod, all units held at the time of such termination may be converted by Semrod (or his estate or personal representative as the case may be), upon five days written notice to UJB, at any time from the date of termination through the final date on which the unit may have been coverted


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                        had Semrod's employment not so terminated.

                    v) Any units not previously converted to cash shall be automatically cancelled, with no right of conversion then or thereafter, in the event the employment of Semrod is terminated for cause, or upon his voluntary resignation.

                   vi) In the event that 51% or more of the outstanding common stock of UJB is acquired by a single stockholder or an affiliated group of stockholders as that term is defined by the Federal securities laws, Semrod shall automatically then be entitled to payment as if the entire 50,000 units had been granted to him and this right to payment may be exercised, on five days notice to UJB or its successor, at any time from the date of the acquisition through the final date on which the units could be converted if they had been issued in due course pursuant to subparagraph (i) hereinabove without regard to the fact that the time period specified in subparagraph (iii) hereof has not been reached. In this event, the value of the unit shall be

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                        measured by the price then offered by the acquiring
                        stockholder or group of stockholders, or the average closing quote on the New York Stock Exchange of a share of UJB common stock for the preceeding five trading days, whichever is greater; and the value of a share of UJB stock at the date of issuance for the newly issued units shall be the average of all values established pursuant to subparagraph (ii) hereof for the units previously issued.

        4. Term. The term of this Agreement shall be three years, and shall continue for one year terms from year to year thereafter according to the terms hereof unless notice of non-renewal is given by one party to the other at least 120 days prior to the expiration of the original or any renewal term, or unless employment is earlier terminated by UJB for cause, or due to disability or death.

        5. Severance. In the event that employment is terminated for other than voluntary resignation, cause, disability or death, during the initial three year term of this Agreement, Semrod is entitled to receive the salary, and other benefits exclusive of bonus agreed upon by the parties, which he would have received if employment had continued for the remainder of the initial three-year term, to be paid as a lump sum severance payment. Upon the


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mutual agreement of the parties, the severance payment may be paid in installments. For purposes of this Agreement, "termination for cause" shall mean termination of employment due to misfeasance, malfeasance, or breach of fiduciary duty to UJB or its stockholders, as determined by the Board of Directors of UJB.

        6. Pension. At any Normal or Early Retirement Date, as defined in the UJB Retirement Plan (the Plan) or at any later retirement date provided for in such plan, at the time of such retirement, and not earlier:

                i) Semrod shall be entitled to retirement benefits as if he had commenced his employment with United Jersey
                    Banks as an "Employee", as that term is defined in the Plan, on February 1, 1963.

               ii) The retirement benefits to which Semrod shall be entitled shall be computed on the basis of the benefit formula set forth in the Plan, as in effect at the time of retirement, based on a date of commencement of employment as set forth in subparagraph (i) above, subject to such limitations in the Plan as to maximum Years of Service and ceilings on the maximum retirement benefit payable, but not subject to any limitations imposed by the Employee Retirement Income


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                    Security Act of 1974 (ERISA) or its successor or
                    replacement.

              iii) As a beneficiary of the Plan, Semrod shall receive from the Plan as much of his entitled benefits as the Plan may pay, according to its terms and limitations, and within the legal limits of ERISA, to the end that the Plan does not make payments contrary to its terms or in violation of law, or which would jeopardize its tax exemption by discriminating in favor of Semrod.

               iv) The portion (if any) of the retirement benefits to which Semrod is entitled which cannot be paid directly from the Plan shall be an unfunded contractual obligation of UJB to Semrod, and shall be paid at the same time and in the same manner as the payments from the Plan, unless Semrod requests and the Plan Administrator approves a different method of payment, so that the aggregate payments from both sources shall total the benefit to which Semrod is entitled.

                v) With respect to the retirement benefits not payable from the Plan, Semrod shall have the same options, including but not limited to early retirement and choice of annuity benefits, as are



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                    available to him under the Plan.

               vi) References to Semrod in this paragraph shall include, where appropriate, his designated beneficiaries under the Plan.

              vii) All payments pursuant to this paragraph 6 shall be in addition to any payments to which Semrod may be entitled to pursuant to any prior employment.

        7.    Insurance Benefits.

                i) Semrod shall be entitled to the same hospital, health, medical and disability insurance benefits enjoyed by all other senior management employees of UJB. In the event that a period of employment with UJB is necessary to be eligible for such benefits, and Semrod or any member of his family would be eligible to receive such benefits but for the period of eligibility, then UJB agrees to assume as a contractual liability the payments that would be payable under such insurance programs; provided, however, that if Semrod or any member of his immediate family under such circumstances is eligible to receive benefits through the insurance program of his previous employer, he will first seek to recover such benefits from



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                   that source.

              ii) Semrod shall be entitled to a life insurance program, in accordance with the program available to all other senior management employees of UJB; provided that the principal amount payable thereunder in the event of death, excluding double indemnity, shall be at least two times base salary.

        8. Disability. The parties agree that if Semrod becomes disabled, as that term is defined for eligibility for long term disability benefits under the UJB disability insurance program, UJB may terminate the employment of Semrod. In such event, in addition to any insurance or other benefits to which Semrod may then be entitled, Semrod shall be entitled to supplemental disability benefits as the parties will agree upon within 30 days of the commencement of employment hereunder, which benefits will be at least equal to the average of similar benefits established for the chief executive officer of the five largest New Jersey bank holding companies.

        9. Relocation Expenses. To defray in part the expenses to be incurred by Semrod in relocating to New Jersey, UJB agrees to make payment of:

                i)  $25,000, upon the execution of this agreement;

               ii)  Reimbursement for all reasonable moving


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                     expenses, plus an amount equal to the estimated Federal
                     income tax payable by Semrod on account of receipt of this amount;

               iii) Reimbursement for the real estate commission payable by Semrod upon the sale of his present home, not to exceed $20,000.00;

                iv) Living expenses in New Jersey, and transportation expenses to and from Oklahoma, until Semrod's family is relocated, or until September 1, 1981, whichever first occurs.

                 v) Transportation expenses for Semrod's wife (2 trips) and children (1 trip) to and from New Jersey.

        10. Other. Semrod shall be entitled to reimbursement for all other business expenses incurred during the term of his employment, to the use of an automobile, and vacations, in accordance with the practices and procedures of UJB for other senior management employees.

        11. Commencement of Employment. Semrod shall commence employment hereunder at such date as the parties may mutually select, but not later than May 1, 1980.

        IN WITNESS WHEREOF, United Jersey Banks has caused this Agreement to be signed by its duly authorized representative pursuant to the authority of its Board of Directors, and T.

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Joseph Semrod has hereunto set his hand and seal, as of the day and year first above written.

                                                    UNITED JERSEY BANKS

                                                 By: /s/ HENRY S. PATTERSON II
                                                     ---------------------------

                                                     /s/ T. JOSEPH SEMROD
                                                     ----------------------
                                                     T. Joseph Semrod

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